Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Updates Third Quarter 2009 Financial Guidance

Tessera to Request Full ITC Review of Initial Determination in DRAM ITC Action

SAN JOSE, Calif., - Sep 17, 2009 - Tessera Technologies, Inc. (Nasdaq:TSRA) today announced it is raising its third quarter 2009 Total Revenue guidance to range between $65.0 million and $66.0 million. Third quarter 2009 Micro-electronics Revenue, all of which will be royalty and license related, is now expected to range between $58.0 million and $59.0 million, driven by the improved second quarter performance in the company's served markets. Prior guidance, announced on Aug. 4, 2009, was for third quarter Total Revenue to range between $60.0 million and $62.0 million and Micro-electronics Revenue to range between $54.0 million and $56.0 million.

The company now has greater visibility into its Imaging & Optics business, and as a result, is raising its third quarter 2009 Imaging & Optics Total Revenue to be approximately $7.0 million, of which approximately $4 million will be Royalties and License Fees. Prior guidance, given on Aug. 4, 2009, was Imaging & Optics Total Revenue of $6.0 million, of which approximately $3.0 million was Royalties and License Fees.

The company reiterated its guidance on its other third quarter 2009 items, which remain unchanged:

  Non-GAAP operating expenses are projected to range between $30.0 million and $31.0 million, excluding litigation expenses.
  Stock-based compensation is projected to be approximately $7.0 million.
  Amortization charges are expected to be approximately $3.0 million.

The company believes its effective tax rate for the full year 2009 will range between 45% and 46%.

Petition to Review Initial Determination in DRAM ITC Action

Tessera also announced that today it will file a Petition for Review of the Initial Determination issued on Aug. 28, 2009 by the Administrative Law Judge (ALJ) in the International Trade Commission (ITC) Investigation No. 337-TA-630 brought by Tessera against certain DRAM manufacturers and sellers (DRAM ITC action).

In the Initial Determination, the ALJ found Tessera's asserted patents valid, but determined, among other things, that there was insufficient evidence to prove infringement. The Commissioners of the ITC recently held, unanimously, that similar evidence submitted by Tessera in Investigation No. 337-TA-605 (Wireless ITC action) was sufficient to prove infringement. Similar evidence also was accepted by the ITC in Investigation 337-TA-432, as well as last year in Tessera's arbitration against Amkor Technology, Inc.

"We are focused on bringing the DRAM ITC action to a successful conclusion, and one that is consistent with prior court decisions regarding Tessera's patents," said Henry R. Nothhaft, president and CEO of Tessera. "We remain committed to preventing the unlicensed use of Tessera's technology."

According to the current schedule for the investigation, the Commission is expected to decide whether to review the Initial Determination no later than Nov. 2, 2009, and may request additional briefing at that time. If the Commission elects to review the Initial Determination, the Commission's Final Determination accepting or rejecting a reversal is currently scheduled to be issued by Dec. 29, 2009. If, on the other hand, the Commission declines to review the Initial Determination, it would become final and Tessera would be permitted to appeal the decision to the Court of Appeals for the Federal Circuit.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with Tessera's financial results, litigation strategies, procedural schedules, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.